EXHIBIT "99.1"

NEWS RELEASE	
FOR IMMEDIATE RELEASE	Contact: American Realty Investors, Inc. Investor Relations Gene Bertcher (800) 400-6407 investor.relations@americanrealtyinvest.com

American Realty Investors, Inc. Reports Second Quarter 2017 Results

Dallas (August 14, 2017) – American Realty Investors, Inc. (NYSE: ARL a Dallas-based real estate investment company today reported results of operations for the second quarter ended June 30, 2017. The reported results are directly related to the strategic initiative we embraced at the onset of the year to grow our multi-family apartment base through Abode Properties, our wholly owned subsidiary.

The growth in revenue and corresponding improvement in Net Operating Income for the six months ended June 30, 2017 demonstrates the viability of our business strategy. Management will continue its plan for growth from its operating properties and expects to reinvest in areas that will complement this growth; further management will maintain strong attention to all details of its operations including appropriate expense controls.

During the six months ended June 30, 2017, a subsidiary of the Company sold bonds on the Tel Aviv, Israel stock exchange. The bonds will over time be repaid in Israeli shekels however; upon sale, the cash received was converted into approximately $102 million US dollars. The cash has been and will be used to pay off more expensive debt, purchase existing assets, and develop new multifamily housing projects. The company believes that this new source of cash will have a substantial positive impact on the ability of the company to grow as well as pay off relative expensive shorter-term debt that will more than offset the additional net interest expense.

The bonds will be repaid in Israeli Shekels as the bonds mature at a rate of 20% each year from 2019 through 2023. Until such actual payments are made, there will not be any significant need to convert US dollars to Israeli shekels. The Company records unrealized gains or losses each quarter based upon the relative exchange values of the US dollar and the Israeli shekel; however, no gain or loss will be realized until a conversion from US dollars to Israeli shekels actually occurs in the future. The recorded unrealized gain or loss is reflected as a separate line item to highlight the fact that it is a non-cash transaction until actual payment of principal and interest on the bonds is made.

For the three months ended June 30, 2017, we reported a net loss applicable to common shares of $11.2 million or ($0.72) per diluted loss per share compared to a net income applicable to common shares of $2.4 million or $0.16 per diluted income per share for the same period ended 2016. This is directly related to the increased borrowing and we remain highly certain that dramatic additions to the number of apartments within the portfolio during this strategic growth period will ultimately enhance shareholder values; even beyond the recent improvements, we have experienced since we announced this approach in Q4 2016.

The reported financial results are as follows.

"The Company's strategic posture of maintaining a strong focus on our multi-family portfolio has created valuable results. We are committed to solidifying the portfolio and paying very close attention to all operational details, while at the same time maintaining our commitment to creating value. We believe our second quarter 2016 operating results, combined with our recent acquisitions, demonstrates yet another quarter of stabilized performance for the Company. We believe the portfolio is well positioned to deliver solid financial returns for the remainder of 2016", said Danny Moos, the Company's Chief Executive Officer and President. "We are pleased that we are seeing continued improvements in our operations from these endeavors and will continue to adapt to market challenges with an eye on both near term economic challenges and long-term prospects as the real estate market improves."

Revenues

Rental and other property revenues were $31.6 million for the three months ended June 30, 2017. This represents an increase of $0.8 million compared to the prior period revenues of $30.8 million. The change by segment is an increase in the apartment portfolio of approximately $1.2 million, partially offset by a decrease in the commercial portfolio of $0.4 million. We purchased four and sold two

multifamily properties over the prior year, which resulted in a net increase of 203 units and was the primary reason for the increase in our apartment portfolio revenues.

Expense

Property operating expenses were $15.4 million for the three months ended June 30, 2017. This represents an increase of $0.2 million compared to the prior period operating expenses of $15.2 million. The change by segment was an increase in the other portfolio of $0.1 million and increases of less than $0.1 million in the commercial and apartment portfolios.

Depreciation and amortization expense was approximately $6.4 million for the three months ended June 30, 2017 for an increase of $0.5 million compared to the prior period expense of $5.9 million. The increase is primarily due to the growth in our apartment portfolio over the past year.

Other income (expense)

Mortgage and loan interest expense was $17.3 million for the three months ended June 30, 2017. This represents an increase of $3.3 million compared to the prior period expense of $14 million. The change by segment was increases of $4.5 million and $0.4 million in our corporate debt and commercial portfolios, respectively, partially offset by decreases of $1.1 million and $0.5 million in our apartment and land portfolios, respectively. Interest expense for our corporate loans increased $4.5 million, primarily due to interest expense related to the Israeli Series A Bonds of $2.3 million and interest of $1.4 million on two other corporate loans closed in 2016 and an increase of $0.7 million in loan fee expense due to prepayment of a corporate loan. The decrease of $1.1 million in interest expense on our apartment portfolio was due to loan prepayment penalties paid during the first three months of 2016 that exceeded the increase in interest expense that resulted from the growth in our apartment portfolio.

A subsidiary of the Company issued $104.5 million in bonds during 2017 that will be repaid in Israeli Shekels. During the three months ended June 30, 2017, the Company recorded an unrealized foreign currency transaction loss of $3.4 million based upon the relative exchange values of the US dollar and the Israeli shekel as applied to the bond principal and accrued interest at quarter-end. We did not have any unrealized foreign currency transaction gain or loss during the three months ended June 30, 2016.

Gain on sale of income-producing properties was $5.2 million for the three months ended June 30, 2016. The Company sold one apartment community located in Irving, Texas to an independent third party for a total sales price of $8.1 million, which resulted in a gain of $5.2 million. There were no sales of income-producing properties during the three months ended June 30, 2017.

During the second quarter of 2017, we recorded a loss on land sales of $0.5 million from the sale of two parcels totaling 8.3 acres for an aggregate sales price of $0.5 million. During the same period of 2016, we recorded a gain on land sales of $1.7 million for the sale of 12.2 acres of land for a total sales price of $3.1 million.

About American Realty Investors, Inc.

American Realty Investors (www.americanrealtyinvest.com.) maintains a strong emphasis on creating greater shareholder value through acquisition, financing, operation, developing and the selective sale of real estate across selective geographic regions in the United States. A New York Stock Exchange company, American Realty Investors is traded under the symbol "ARL". American Realty Investors produces revenue through the professional management of apartments, office buildings and select parcels of land that can be readily developed in the near term. Value is added under American Realty Investors ownership, and the properties are repositioned into higher classifications through physical improvements and improved management. Transcontinental also develops new properties, such as luxury apartment homes principally on land it owns or acquires.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended June 30, 2017	Three Months Ended June 30, 2016	Six Months Ended June 30, 2017	Six Months Ended June 30, 2016
	(dollars in thousands, except per share amounts)			
Revenues:				
Rental and other property revenues (including $199 and $174 for the three months and $389 and $347 for the six months ended 2017 and 2016, respectively, from related parties)	$ 31,587	$ 30,834	$ 63,409	$ 60,039
Expenses:				
Property operating expenses (including $239 and $231 for the three months and $476 and $441 for the six months ended 2017 and 2016, respectively, from related parties)	15,429	15,191	31,693	30,407
Depreciation and amortization	6,409	5,868	12,739	11,698
General and administrative (including $1,185 and $942 for the three months and $2,367 and $1,860 for the six months ended 2017 and 2016, respectively, from related parties)	1,995	2,412	4,026	4,437
Net income fee to related party	77	54	137	126
Advisory fee to related party	2,849	2,687	5,508	5,425
Total operating expenses	26,759	26,212	54,103	52,093
Net operating income	4,828	4,622	9,306	7,946
Other income (expenses):				
Interest income (including $4,972 and $4,504 for the three months and $9,092 and $10,029 for the six months ended 2017 and 2016, respectively, from related parties)	5,059	4,788	9,852	10,079
Other income	(116)	902	1,327	1,200
Mortgage and loan interest (including $1,683 and $1,355 for the three months and $3,195 and $2,447 for the six months ended 2017 and 2016, respectively, from related parties)	(17,347)	(13,975)	(34,143)	(28,189)
Earnings from unconsolidated subsidiaries and investees	153	129	208	284
Foreign currency transaction loss	(3,425)	-	(3,747)	-
Total other expenses	(15,676)	(8,156)	(26,503)	(16,626)
Loss before gains on sale of income producing properties and land, non-controlling interest, and taxes	(10,848)	(3,534)	(17,197)	(8,680)
Gain on sale of income-producing properties	-	5,168	-	4,925
Gain (loss) on land sales	(476)	1,719	(31)	3,370
Net income (loss) from continuing operations before taxes	(11,324)	3,353	(17,228)	(385)
Income tax benefit	-	-	-	1
Net income (loss) from continuing operations	(11,324)	3,353	(17,228)	(384)
Discontinued operations:				
Net income from discontinued operations	-	-	-	3
Income tax expense from discontinued operations	-	-	-	(1)
Net income from discontinued operations	-	-	-	2
Net income (loss)	(11,324)	3,353	(17,228)	(382)
Net (income) loss attributable to non-controlling interest	435	(864)	628	(334)
Net income (loss) attributable to American Realty Investors, Inc.	(10,889)	2,489	(16,600)	(716)
Preferred dividend requirement	(275)	(53)	(550)	(550)
Net income (loss) applicable to common shares	$ (11,164)	$ 2,436	$ (17,150)	$ (1,266)
Earnings per share - basic				
Net income (loss) from continuing operations	$ (0.72)	$ 0.16	$ (1.11)	$ (0.08)
Earnings per share - diluted				
Net income (loss) from continuing operations	$ (0.72)	$ 0.16	$ (1.11)	$ (0.08)
Weighted average common shares used in computing earnings per share	15,514,360	15,514,360	15,514,360	15,514,360
Weighted average common shares used in computing diluted earnings per share	15,514,360	15,514,360	15,514,360	15,514,360
Amounts attributable to American Realty Investors, Inc.				
Net income (loss) from continuing operations	$ (10,889)	$ 2,489	$ (16,600)	$ (718)
Net income from discontinued operations	-	-	-	2
Net income (loss) applicable to American Realty Investors, Inc.	$ (10,889)	$ 2,489	$ (16,600)	$ (716)

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

	March 31, 2017	December 31, 2016
	(dollars in thousands, except share and par value amounts)	
Assets		
Real estate, at cost	$ 1,035,008	$ 1,017,684
Real estate subject to sales contracts at cost	48,323	48,919
Less accumulated depreciation	(171,607)	(165,597)
Total real estate	911,724	901,006
Notes and interest receivable:		
Performing (including $121,173 in 2017 and $125,799 in 2016 from related parties)	138,733	143,601
Less allowance for estimated losses (including $15,537 in 2017 and 2016 from related parties)	(17,037)	(17,037)
Total notes and interest receivable	121,696	126,564
Cash and cash equivalents	55,284	17,522
Restricted cash	31,259	38,399
Investments in unconsolidated joint ventures and investees	6,141	6,087
Receivable from related party	22,064	24,672
Other assets	65,557	60,659
Total assets	$ 1,213,725	$ 1,174,909
Liabilities and Shareholders' Equity		
Liabilities:		
Notes and interest payable	$ 830,742	$ 845,107
Notes related to real estate held for sale	376	376
Notes related to real estate subject to sales contracts	4,177	5,612
Bond and interest payable	71,975	-
Deferred revenue (including $70,945 in 2017 and $70,935 in 2016 to related parties)	91,390	91,380
Accounts payable and other liabilities (including $10,793 in 2017 and $10,854 in 2016 to related	45,183	56,303
Total liabilities	1,043,843	998,778
Shareholders' equity:		
Preferred stock, Series A: $2.00 par value, authorized 15,000,000 shares, issued and outstanding 2,000,614 shares in 2017 and 2016 (liquidation preference $10 per share), including 900,000 shares in 2017 and 2016 held by ARL.	2,205	2,205
Common stock, $0.01 par value, authorized 100,000,000 shares; issued 15,930,145 shares and outstanding 15,514,360 in 2017 and 2016, including 140,000 shares held by TCI (consolidated) in 2017 and 2016.	159	159
Treasury stock at cost; 415,785 shares in 2017 and 2016, and 140,000 shares held by TCI (consolidated) as of 2017 and 2016	(6,395)	(6,395)
Paid-in capital	111,168	111,510
Retained earnings	8,684	14,398
Total American Realty Investors, Inc. shareholders' equity	115,821	121,877
Non-controlling interest	54,061	54,254
Total shareholders' equity	169,882	176,131
Total liabilities and shareholders' equity	$ 1,213,725	$ 1,174,909